EHIBIT 10.103

                       [BIOMUNE SYSTEMS, INC. LETTERHEAD]


                                   Addendum A

                             Stock Option Agreement


This Agreement is made this 12 day of September, 1996 by and between Biomune Systems Inc, a Nevada corporation ("Corporation") and Landon Barretto ("Option Holder").

1. Grant of Option. The Corporation has granted to the Option Holder an option to purchase 50,000 shares of its common stock (the "Stock") at the purchase price of $2 3/8 per share, and 50,000 shares of its common stock at the purchase price of $3 3/8 in the manner and subject to the conditions hereinafter provided. Subject to the provisions of section 4, the option will expire on March 12, 1997. The option was granted pursuant to the following plan or arrangement:

     Consulting agreement with Barretto Pacific Corporation dated September 12, 1996.

A copy of the plan as described above is attached herewith. To the extent applicable, the provisions of the plan shall be deemed as part of this Agreement.

2. Time of Exercise of Option. Subject to the provisions of Section 4 regarding termination of the option, the options granted may be exercised at any time after the date indicated:


            Shares which
                Date                             May be Exercised

           September 12, 1996                         50,000
           January 12, 1996                            50,000

3. Method of Exercise. The option shall be exercised by written notice directed to the transfer agent of the Corporation, accompanied by a check in payment of the option price for a fraction or in whole for the number of shares specified, up to 100,000 shares. The transfer agent shall make immediate delivery of such shares, provided that if any law or regulation requires the Corporation to take any action with respect to the shares specified in such notice before the issuance thereof, then the date of delivery of such shares shall be extended for the period necessary to take such action. The price of an exercised option, or portion thereof, may be paid:

     (i) in the form of a cashiers check, money order, brokerage draft made payable to the Corporation; or

    (ii)  bank wire transfer

4. Termination of Option. Except as herein otherwise stated, the option to the extent not previously exercised, shall terminate upon the expiration of the option as provided in Section 1. In the event that the Company cancels its agreement with you pursuant to the terms of its consulting agreement with you, any shares that you are due prior to termination will be valid and available for exercise.

5. Reclassification, Consolidation or Merger. If and to the extent that the number of issued shares of common stock of the Corporation shall be increased or reduced by change in par value, split up, reclassification, distribution of a dividend payable in stock, or the like, the number of shares subject to the option and the option price per share shall be proportionately adjusted. If the Corporation is reorganized or consolidated or merged with another corporation, the Option Holder shall be entitled to receive options covering shares of such reorganized, consolidated or merged company in the same proportion, at an equivalent price, and subject to the same conditions as the options granted pursuant to this Agreement. For purposes of the preceding sentence, the excess of the aggregate Fair Market Value of the shares subject to the option over the aggregate option price of such shares immediately after the reorganization, consolidation or merger shall not be more than the option price of such shares immediately before such reorganization, consolidation or merger, and the new option or assumption of the old option shall not give the Option Holder additional benefits which were not provided under the old option, or deprive the Option Holder of benefits which were available under the old option.

6. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

                                                     Biomune Systems, Inc.

/s/ Milton G. Adair                                  By  /s/  David Derrick
Witness                                                  David Derrick
                                                         Chief Executive Officer


/s/  Ronald R. Agiole                                By  /s/  Landon Barretto
Witness                                                   Landon Barretto
                                                          Option Holder


                      [BIOMUNE SYSTEMS, INC.'S LETTERHEAD]


September 12, 1996


Mr. Landon Barretto
224-1152 Mainland Street
Vancouver, B.C.  V6B4X2

Dear Mr. Barretto:

This letter agreement (the "Agreement") will confirm the terms and conditions of your engagement by Biomune Systems, Inc. (the 'Company"), for the purpose of disseminating information regarding the Company, its business and affairs, to members of the public in the United States of America with a view to encouraging investment in the Company and its securities.

We agree, each with the other, as follows:

1. The term of this Agreement shall be six months commencing on September 12, 1996 and expiring on March 12, 1997 (the "Term"). The term may be extended for such periods of time and upon such terms and conditions as may be mutually agreed upon, in writing, by the parties; and may be canceled in writing by either party at the conclusion of the third month of the term.

2. In consideration of the fee and the covenants herein contained, you shall provide services (the "Services") to the Company which shall consist of the following:

          (a) The dissemination of information which we provide to you about the Company, its business and affairs, in the United states of America in jurisdictions where the company's securities are recognized for manual exemption in Standard & Poors Corporation Manual and other exempt jurisdictions as well as dissemination through print and electronic media outlets, as well as to your existing base of clients and business associations;

          (b) Communication on an ongoing basis with members of the brokerage and investment community in jurisdictions within the United States of America where the company's securities are recognized for manual exemption in Standard & Poors Corporation Manual and in other exempt jurisdictions, directing any such persons to registered brokers and dealers (including those specifically referred by the Company). Anything to the contrary herein notwithstanding, it is agreed that your services will not include any services that consitute the rendering of legal opinions or performance of services in the ordinary purview of a registered broker or dealer.

          (c) Providing the Company bi-weekly with a written record of the results in consequence of your efforts hereunder during the preceding two week period.

          (d) Providing introductions to brokerages, fund managers, trust companies, media personnel and other investment professionals who are likely to have interest in the Company's business and affairs;

3. You shall receive as your full compensation for your services as an independent contractor hereunder a fee of $90,000 (Ninety Thousand Dollars) which sum shall be payable on the following dates indicated below. You will invoice the company for each payment three business days prior to each due date.

         Date                               Amount
         September 21, 1996                 $45,000
         January 21, 1997                    45,000

4. The fee payable to you hereunder shall be your sole entitlement against the Company for compensation for services rendered hereunder, with the exception of an incentive bonus payable to Landon Barretto as outlined in "Addendum A", and you shall not be entitled to claim recompense for any of the expenses, out of pocket or otherwise, that you incur in the course of carrying out your duties hereunder. Without limiting the generality of the foregoing, the Company agrees that your services hereunder are not intended to include the printing and mailing of any documentary material on behalf of the Company and that any expenses that you may incur in that respect, with our authority, shall be separately compensated by the Company.

5. You shall only engage in promotion of the Company regarding its business and affairs. The Company reserves the right to contract other firms to provide similar services and expressly acknowledges that, subject to the following proviso, you shall be entitled to provide similar services as provided hereunder to other public companies. PROVIDED that it is expressly agreed that in no event shall you represent a public company during the term which is engaged in the business of whey protein.

6. All payments hereunder will be made to your company as an independent contractor, and your firm will be solely responsible for federal, state, and city tax filings and remittances;

7. You represent and warrant that the services will be performed in a competent and efficient manner and that they will at all times be performed in compliance with all applicable laws and legal requirements.

8. You shall use your bona fide efforts to promote the interests of the Company and shall, during the term of the Agreement, devote as much time, attention and ability to the promotion of the business of the Company as is necessary to provide effective promotion of the Company and its affairs;

9. You are not hereby created an agent of the Company, and will have no authority, express or implied, to commit or otherwise obligate the Company in any manner whatsoever except to the extent specifically provided herein or to the extent expressly authorized by the Company;

10. Notwithstanding anything herein to the contrary, it is acknowledged and agreed that the relationship between us is not and will not become that of employer-employee, joint venturers nor partnership and, furthermore, that the relationship that exists0 between us is solely that of independent contractors;

11. You shall not, either during the term of the Agreement or at any time thereafter, directly or indirectly, divulge, publish or disclose any information regarding the affairs or business of the company or its affiliates other than that which is expressly authorized and provided byt he Company without the prior consent of the Company, and you shall not use for your own purposes, or any purposes other than those of the Company, any information you may acquire with respect to its affairs, business, or projects. Upon the termination of this Agreement for any reason, you shall promptly deliver all documents and other property of the Company to the Company, including but not limited to all such promotional aids, correspondence and, contracts and all such documents and other property shall be delivered in accordance with the direction of the Company;

12. The Company hereby represents that the information as to its capital structure and business affairs as set forth in its 1995 annual report and 1996 SEC filings are accurate and complete.

13. Any notice required or permitted to be given by this Agreement shall be in writing and may be given by personal delivery or postage prepaid, registered or certified mail. Such notices shall be addressed to the receiving party at our respective addresses set forth above or at such other addresses as either of us may, by notice, designate. Notices personally given shall be deemed to be given as of the date of delivery and mailed notices shall be deemed to be given as of the date of actual receipt.

14. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, as the case may be;

15. Each provision and paragraph of this Agreement is declared to constitute a separate and distinct covenant and to be severable from all other such separate and distinct covenants under this Agreement. If any covenant or provision herein contained is determined to be void or unenforceable, in whole or in part, such determination shall not affect or impair the validity or enforcability of any other covenant or provision contained in this Agreement and the remaining provisions of this Agreement shall be valid and enforceable to the fullest extent provided by law;

16.  This Agreement may not be assigned;

17. This Agreement replaces, supersedes, and cancels all prior Agreements, representations, and understandings between the company and yourselves in respect of the subject matter of this Agreement;

18. The provisions of this Agreement and the relationship between the parties shall be construed in accordance with and governed by the laws of the State of Washington. The parties hereby attorn to the jurisdiction of the courts of the State of Washington;

19. No amendment or waiver of any provision of this Agreement shall be binding upon a party unless made in writing and signed by such party;

20. The parties will execute and deliver all such further documents and instruments and do all such further acts and things as may be required to carry out the full intent and meaning of this Agreement.

If the foregoing meets your approval, please sign a copy of this letter agreement and return a copy thereof to us.

Yours truly,                                         Agreed to by:


  /s/  David Derrick                                   /s/  Landon Barretto
David Derrick                                        Landon Barretto
Biomune Systems, Inc.                                President & CEO